UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):   October 21, 2010

Silverstar Mining Corp.
(Exact Name of Registrant as Specified in its Charter)

 Commission File Number: 333-140299

Nevada	N/A
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)
350 East 82nd Street
Suite 16D
New York, NY  10028
(Address of Principal Executive Offices, Including Zip Code)

184-991 Hornby Street
Vancouver, British Columbia V6Z IV3
(Form Name or Former Address

917.531.2856
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Effective October 19, 2010, Lawrence Siccia tendered his resignation as an officer and director of the Company.  Mr. Siccia’s resignation was effective on the acceptance by Neil Kleinman to serve as a member of the Board of Directors and to serve as the Company’s chief executive officer.

There was no disagreement between Mr. Siccia and the Company regarding its operation or business.

Neil Kleinman has been in the financial industry for more than 19 years.  Currently he works with the investment banking team of Cresta Capital Strategies, LLC.   Mr. Kleinman joined Cresta Capital in 2010.  Prior to joining Cresta, from November 2009 to March 2010.  Mr. Kleinman served as Executive Vice President and Treasurer of Interfor, Inc. Interfor specializes in investigations for corporations, law firms and financial institutions. From June 2009 through November 2009 he served as Head of Investment Banking for Adams & Peck LLC in Greenwich, Connecticut and Advisor to their Genesis Merchant Partners LP Fund. From December 2007 through June 2009, he ran a boutique advisory firm, Rosepost Advisors, providing corporate finance solutions for middle market growth companies.

From September 2003 to November 2007, Neil was Director of Business Development for the Laurus Funds where he originated, processed, structured and closed transactions. Prior to Laurus, Neil was with Bloomberg, LP where he covered the Chicago territory with a diverse community of investment professionals to maximize returns using the Bloomberg Professional Service. Prior to this, he served as a Registered Representative and Principal for boutique and wire house firms for 10 years.

Mr. Kleinman graduated from the Pennsylvania State University with his Bachelor of Science in Accounting. He currently holds his FINRA Series 7, Series 63 and Series 79 licenses.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Silverstar Mining Corp.

Date: October 25, 2010	By:	/S/ Neil Kleinman
Name: Neil Kleinman
Title: Chief Executive Officer